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                                                                      Exhibit 11

            AMERICAN TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                          COMPUTATION OF LOSS PER SHARE

                                                                  --------------------------------------------
                                                                    October 31, 2000        October 31, 2001
                                                                  ---------------------   ---------------------
COMPUTATION OF BASIC LOSS PER SHARE

          Net loss                                                             ($5,571)                ($2,273)
                                                                  ====================    ====================

WEIGHTED AVERAGE NUMBER OF SHARES OF
     COMMON STOCK OUTSTANDING                                                   67,703                  78,086
                                                                  ====================    ====================

BASIC LOSS PER COMMON SHARE                                                     ($0.08)                 ($0.03)
                                                                  ====================    ====================

COMPUTATION OF DILUTED LOSS PER SHARE
          Net loss                                                             ($5,571)                ($2,273)
          Dividends not incurred upon assumed conversion of
            convertible preferred stock                                            106                     145
                                                                  --------------------    --------------------
          Net loss applicable to common stockholders
            used for computation                                               ($5,465)                ($2,128)
                                                                  ====================    ====================

          Weighted average number of shares of common
             stock outstanding                                                  67,703                  78,086

          Weighted average incremental shares outstanding
             upon assumed conversion of options and warrants                     1,345                       0

          Weighted average incremental shares outstanding
             upon assumed conversion of preferred stock                          5,551                  19,766
                                                                  --------------------    --------------------

WEIGHTED AVERAGE COMMON SHARES AND
  COMMON SHARE EQUIVALENTS USED FOR
  COMPUTATION                                                                   74,599                  97,852
                                                                  ====================    ====================

DILUTED LOSS PER COMMON SHARE AND COMMON
                                                                  ====================    ====================
  SHARE EQUIVALENT                                                              ($0.07)                 ($0.02)
                                                                  ====================    ====================


(a) This calculation is submitted in accordance with Item 601 (b) (11) of Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.